UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.       )

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H&R BLOCK, INC.
(Name of Registrant as Specified In Its Charter)

Breeden Capital Management LLC
Breeden Partners L.P.
Breeden Partners (California) L.P.
Breeden Partners Holdco Ltd.
Richard C. Breeden
Robert A. Gerard
L. Edward Shaw, Jr.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Northfield Street
Greenwich, CT 06830
Tel: 203.618.0065
Fax: 203.618.0063
August 16, 2007
Dear Fellow H&R Block Shareholders:
     We are writing to encourage you to sign the enclosed BLUE proxy card. By voting BLUE you will be voting FOR the three board nominees of Breeden Partners L.P., which is a long-only investment fund. As investors, we have suggested nominees who we believe can help the board build long term value at the Company. Our nominees will bring the board fresh perspectives, unencumbered with responsibility for past decisions, and they will be prepared to call management to account for its mistakes. At the close yesterday, the Company’s shares were priced at $18.28, down 20.7% this calendar year. We hope that you will agree that things need to change at H&R Block to start creating value.
     If elected to the Company’s board, our nominees will seek to end the self-inflicted wounds the Company has suffered in recent years such as heavy losses in securities brokerage and subprime mortgage lending. Rather than the unsuccessful effort to build a financial supermarket, we would prefer to concentrate on building market share and profits in the Company’s tax preparation business by delivering excellence in every aspect of that business. We will also advocate tougher discipline on the use of capital and accountability for performance by senior management.
     Shareholders have received several letters from Block’s CEO Mark Ernst arguing that our nominees have not offered “any constructive ideas to enhance shareholder value other than generalities and empty platitudes.” Mr. Ernst’s comments demonstrate a fundamental difference between us. We don’t regard instilling discipline on use of capital and accountability of management for performance as “empty platitudes,” but rather as critical steps to building shareholder value. Since the Company under Mr. Ernst’s leadership has massively underperformed the S&P 500 Index over the last five years, thereby destroying significant shareholder value, we do not see evidence that Mr. Ernst can tell which ideas will generate shareholder value and which will not.
     Not surprisingly, the incumbent board has also urged you to reject our candidates and reelect their three colleagues. If you are happy with the Company’s performance in recent years, you should seriously consider voting as the incumbents recommend. You can do that by signing and returning a white proxy card to vote for the Company's nominees. They recommend that course, and we recommend that you vote a BLUE proxy card for our nominees.
     The Company and its CEO may scoff at our belief in old-fashioned values like only promising what you can deliver, limiting investment of capital to situations where an attractive return will be realized, managing risks carefully, creating a culture of performance, respecting diverse opinions and applying strict accountability for performance. However, we believe these tried and true principles are particularly critical at a Company with the record of H&R Block. We do not believe that CEOs get paid just to make excuses for the past and to deliver empty promises for the future. There is simply no substitute for actually growing shareholder value.

The Company’s “Momentum”?
     In his letter to shareholders dated July 31, 2007, Mr. Ernst says “Don’t Let Breeden Partners Disrupt Our Momentum.” Unfortunately, the only momentum that we can discern at H&R Block is headed downward, not upward. To show “momentum,” management frequently points to “adjusted EPS,” ignoring the portion of actual results that the Company now defines as “noncore” or “discontinued operations.” While for accounting purposes it may be permissible to reclassify losses the Company is still incurring those losses are real. We believe that problems need to be solved, not simply redefined.
     The chart below shows the Company’s actual reported earnings per share without adjustments: Ask yourself, is this “momentum” that we should want to maintain?

Reported Earnings Per Share
FY 2004	$1.92
FY 2005	$1.85
FY 2006	$1.47
FY 2007	$(1.33)
FY 2008	???
     Mr. Ernst wants shareholders to believe that things are pretty rosy in the Company, but we disagree. The Company has missed its own earnings guidance five times in the past two years. The Company’s share price has massively underperformed the S&P 500 Index notwithstanding the Company’s claims of being on the right path. The Company lost more than a billion dollars in subprime mortgage lending during the last fiscal year, and it has the risk of additional large losses this year. The Company’s critical retail tax preparation business has also shown many signs of inadequate focus and poor execution in recent years.
Shareholders Lose 88% Compared to Market Performance
     “By voting FOR your Board’s nominees... you support ...[t]he Company’s bright future as a result of the steps taken under the leadership of your Board of Directors...” Mark Ernst, August 10, 2007 Letter to Shareholders.
     At Breeden Partners, we believe that H&R Block can have a bright future, and as major shareholders that is what we want to achieve. However, in order for that future to be realized many changes need to occur, starting with the election of our three nominees as new members on the board. Our nominees will add a strong shareholder voice to the boardroom, and they bring extensive analytic resources to allow us to evaluate issues independently. We are also not encumbered with allegiance to decisions that were made in the past concerning OLDE Financial or Option One, and we will not meekly accept management claims based on selective facts. We start with a sober view of the realities of the Company’s situation.

H&R Block’s Actual Stock Price	H&R Block’s Stock Price if it had Matched
the Performance of the S&P 500

The Continuing Disaster at Option One
     In a letter dated August, 10, Mr. Ernst says that signing one of the Company’s white proxy cards means that “you support ... our exiting of our non-core mortgage business and other selected businesses within RSM McGladrey that were not aligned with our strategic focus.” (emphasis added).
     The Company’s approach to Option One reminds me of the poem “The Little Man Who Wasn’t There” (Harold Adamson and Bernie Hanighen):
“Last night I saw upon the stair, A little man who wasn’t there
He wasn’t there again today. Oh, how I wish he’d go away...”
     As the poem describes, we certainly wish that Option One would “go away.” Unfortunately, there is a big difference between announcing an agreement to sell Option One and actually doing so. The economic reality is that Option One is still with us, and by all indications it is still causing losses. What is worse, there is every indication that the Company is still making NEW subprime mortgages in the current environment.
     If Mr. Ernst is correct that these businesses were “not aligned with our strategic focus,” why did the Company pursue them for so many years and devote so much shareholder capital to them? Minimizing future risks and additional losses will not be accomplished through wishful thinking or pretending the problem is already behind us when it is not. We understand that Mr. Ernst hopes every shareholder forgets his advocacy of subprime mortgage lending and his foot dragging over selling Option One, but billion dollar problems don’t go away that easily.
     Last April the Company announced an agreement to sell Option One to an affiliate of Cerberus Capital at net asset value at the time of closing less a discount of $300 million. However, there is no assurance whether, or when, the transaction will be completed, or that there will not be further reductions in asset values before a closing. What is certain is that, if net asset values decline in the interim, the purchase price will decline as well. Thus, the Company’s shareholders still own both ongoing operating losses and declining mortgage values at Option One.
     Last week the Company announced that the closing under the Cerberus agreement may be extended to as late as December 31, 2007. Unfortunately this announcement was not accompanied by disclosure of why the closing has evidently slipped, and did not update investors concerning developments since April 30 in the carrying value of mortgage instruments owned by the Company or the Company’s liquidity posture relating to mortgages. In light of the contractual requirement for the Company to continue lending, any postponement will at a minimum prolong portfolio risk until such time as the transaction closes. We believe that difficult board choices lie ahead, and our nominees have considerable capital markets experience to help find the best possible path forward.
Breeden Partners Program for the Future
     Stopping the bleeding at Option One and being certain that the Company has taken all necessary steps to manage ongoing portfolio risks as prudently as possible should be the subject of intensive board focus in coming weeks. Beyond this important but defensive action, we will seek to persuade the board to take proactive steps to enhance prospects for future growth.
     We believe that the Company must get “Back to Basics” and focus on achieving strong growth and strong margins in the tax preparation business. Unless we learn something as board members that has not previously been disclosed, we would take steps to exit the securities brokerage business as quickly as possible. Exiting both securities brokerage and mortgage originations will bring to a close the era in which the tax preparation business was run at least partly with the objective of “cross-selling” mortgages and securities. In its place, we wish to see the tax preparation business run with intense focus on maximizing the profitability of that business and the value of the Company. This refocused approach will represent an important change in attitudes and priorities within the Company. As board members we will try to help set a tone of openness and respect for diversity of opinion in the pursuit of excellence in the business.
     Similarly, we would support undertaking a fresh look at strategic alternatives regarding H&R Block Bank. Unless we learn new facts as members of the board, we believe that value would be enhanced by obtaining banking products through cooperation with financial partners rather than by owning a bank directly. Of course no sale would be likely, even if the board determined to proceed in that direction, until alternate arrangements are made for the buyer or another third party to provide the Company with whatever banking products it needs to support the tax preparation business.
     By eventually exiting from ownership of an insured thrift depository, we will eliminate the applicability of thrift regulatory requirements and their associated costs and operating restrictions. Once accomplished, the requirements of the Office of Thrift Supervision which currently restrict the Company’s flexibility in returning cash to shareholders through share repurchases or special dividends would no longer be applicable. This would give the Company important balance sheet and market flexibility.
     We would urge the board to set a minimum target return from the RSM McGladrey business, and a deadline for management to achieve that target. This business may have good long term potential. However, if that potential cannot be turned into acceptable returns within a reasonable period of time then the business should not be continued under the Company’s ownership.
     If elected we will urge the board to hold management strictly accountable for performance. This needs to occur both in compensation and, ultimately, in tenure decisions. We will do all we can to incentivize positive shareholder returns rather than projections and adjusted earnings reports.
     Various governance changes should also be made. We have argued for months that the Company should eliminate its staggered board, and we are pleased that our public pressure has led to a belated promise from the Company to de-stagger its board in 2008. However, we will continue to propose separating the positions of CEO and Chairman, eliminating the Executive Committee, creating a risk management committee and establishing a guideline limiting board service without exceptional circumstances to 12 years. We believe that long term value will be enhanced if there is a strong board overseeing both performance and risk management practices, as well as providing leadership in creating a strong internal corporate culture.
The “KPMG Issue”
     “Breeden Partners’ nominees create a grave risk of impairing the independence of your Company’s auditor should they join the board.” Mark Ernst, August 10, 2007.
     Auditor independence is certainly an important subject. However, the fact that the subject is important does not mean that Mr. Ernst is correct in his evaluation of “grave risks” to KPMG’s independence, or that he should have injected this “issue” into a contested board election.

     In 2005, the Office of the United States Attorney for the Southern District of New York (“SDNY”), a part of the United States Department of Justice (“DOJ”), asked me to serve as “monitor” of a “Deferred Prosecution Agreement” (the “DPA”) with KPMG stemming from tax shelter abuses. My role at KPMG relates to its tax practice and compliance systems, and does not involve review of any client audits, including that of H&R Block. In their commentary on this subject, the representatives of the Company have exaggerated my powers with respect to KPMG. The fact is, while I perform a valuable role as the Justice Department’s observer, it is the Justice Department that makes the decisions about what to do.
     The argument that Mr. Ernst tries to make stems from the rule that bars a partner or an employee of an audit firm from serving on the board of an audit client. The important purpose of this rule is to avoid a commonality of interest between an auditor and its audit client. Mr. Ernst and his lawyers argue that, though I am not an employee or affiliate of KPMG, my service as monitor gives me a level of influence over the firm that would impair KPMG’s independence. Beyond overstating my role with respect to KPMG, this argument turns the facts on their head. I was appointed to serve as monitor precisely because I am totally independent and separate from KPMG.
     The safest and simplest course for protecting shareholder interests is for the Company to file its 10-Q for the quarter ended July 31, 2007 on or before September 5, 2007, before the election. This simple step will give the Company’s Audit Committee plenty of time after the outcome of the election is known to work with KPMG to fully and carefully address any concerns by December 10, 2007, the due date for the Company’s next 10-Q. We believe that the Audit Committee, free of any election influences, should seek independent advisors with experience in such matters and with no prior ties to either management or Breeden Partners. In order to make sure that the Audit Committee can review this issue with complete independence, the Breeden Partners nominees will not serve on the Audit Committee at any time while the KPMG monitorship is still in existence. Similarly, since as a member of management he has no proper role in this issue, Mr. Ernst should not have any involvement whatsoever in the Audit Committee’s review of this matter.
     After a careful and dispassionate review of all the facts and circumstances (which is how this issue should be considered), unaffected by election motives, we believe that both KPMG and the Audit Committee will conclude that KPMG’s independence will not be impaired by the fact that any of our nominees are serving on the Company’s board. Interestingly, in 2005 I served as an ex-officio member of the board and audit committee of MCI, Inc., and KPMG was the audit firm for the company. Though I served as KPMG's monitor and as MCI’s monitor at the same time, KPMG did not express any issue regarding its independence. Here, if any relevant party, including staff of the SEC, believes that there is an issue as to independence at H&R Block, KPMG and the Audit Committee will be able to consider ways to mitigate any perceived problem.
     In any event, the worst case outcome would be that the Company would be required to hire a new independent auditor, as it did in 2003 when PwC refused to accept reappointment as the Company’s auditor. While not typically desirable, changing auditors is sometimes necessary, and it can also be beneficial. Since the next 10-Q will not be reviewed until December, and the annual audit report is not due until June of 2008, there will be more than sufficient time to resolve any legitimate issues, or to change auditors, in an orderly fashion.
     While we believe that a thorough review will conclude that there is not any issue at all, however the issue comes out we believe that it is more important to have a board with strong and effective shareholder representatives than it is to have KPMG as auditor rather than a different audit firm. H&R Block has changed auditors before, and it will probably change them again at some point in its future. What is most important given the Company’s horrible performance is to introduce our fresh perspectives to the board.
A New Board for a New Future
     We believe that H&R Block can once again be a proud Company that succeeds in creating shareholder value rather than destroying it. We believe this is a critically important election for the future of the Company, and we urge you to send the strongest possible message to the incumbent board by your actions. Every vote is important, and every vote can help build a mandate for the board to change course. If you believe that change in the composition of the board would be desirable, you should sign a BLUE card to vote for the Breeden Partners candidates. We encourage you to VOTE BLUE!
     As fellow shareowners looking for a brighter future, we thank you for your consideration.
Respectfully,
Richard C. Breeden
Breeden Partners, L.P.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY BREEDEN CAPITAL MANAGEMENT, LLC, BREEDEN PARTNERS L.P., BREEDEN PARTNERS (CALIFORNIA) L.P., BREEDEN PARTNERS HOLDCO LTD., RICHARD C. BREEDEN, ROBERT A. GERARD AND L. EDWARD SHAW, JR. FROM THE SHAREHOLDERS OF H&R BLOCK FOR USE AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS OF H&R BLOCK BECAUSE THEY CONTAIN (AND ANY SUBSEQUENT AMENDMENTS OR SUPPLEMENTS WILL CONTAIN) IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY IS BEING MAILED TO SHAREHOLDERS OF H&R BLOCK AND IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING MORROW & CO., INC. BY TELEPHONE AT (203) 658-9400 OR BY E-MAIL AT BREEDENINFO@MORROWCO.COM.